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                                                                    EXHIBIT 23.1




                          Independent Auditors' Consent



The Board of Directors
Mexican Restaurants, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 19, 2004, relating to the consolidated balance sheets of the Mexican Restaurants, Inc. and subsidiaries as of December 29, 2002 and December 28, 2003 and, the related consolidated statements of income, stockholders' equity and cash flows for the each of the years in the three-year period ended December 28, 2003, which report appears in the December 28, 2003 Annual Report on Form 10-K of Mexican Restaurants, Inc.

                                                     KPMG LLP

Houston, Texas
March 26, 2004